AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT, dated as of May 10, 1998 (this "Amendment"), to the Rights Agreement, dated as of July 25, 1988, as heretofore amended (the "Rights Agreement"), between Stone Container Corporation, a Delaware corporation (the "Company"), and The First Chicago Trust Company of New York (successor to The First National Bank of Chicago) (the "Rights Agent").

     WHEREAS, the Company, Jefferson Smurfit Corporation, a Delaware corporation ("Parent"), and JSC Acquisition Corporation, a Delaware corporation ("Sub"), have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will merge into the Company (the "Merger") and each outstanding share of common stock of the Company, together with each Right (as defined in the Rights Agreement), will be converted into .99 of a share of common stock, par value $0.01 per share, of Parent;

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to render the Rights inapplicable to the Merger;

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to, among other things, extend the Final
Expiration Date (as defined in the Rights Agreement); and

     WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

          1. Section 3 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of
Section 3:

               "(d) Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of Jefferson Smurfit Corporation, any of its Affiliates or Associates or any of its permitted assignees or transferees shall be deemed an Acquiring Person and no Distribution Date shall be deemed to occur by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of May 10, 1998, among the Company, Jefferson Smurfit Corporation, a Delaware corporation, and JSC Acquisition Corporation, a Delaware corporation, including any amendment or supplement thereto (the "Merger Agreement"), the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

          2. Section 7(a) of the Rights Agreement is hereby amended to read as follows:

          "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification of status on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the earlier of the close of business on the date on which the Effective Time (as defined in the Merger Agreement) occurs or the close of business on December 31, 1998 (such earlier date being referred to as the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or
     (iii) the time which such Rights are exchanged as provided in Section 24 hereof."

          3.   The Form of Right Certificate attached to the
Rights Agreement as Exhibit B is hereby amended by inserting after "July 25, 1988" in line 5 thereof the phrase "and amended as of July 23, 1990, May 16, 1996 and May 10, 1998."

          4. The Form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby amended by replacing the date "August 8, 1998" in line 11 thereof with the phrase "the earlier of the close of business on the date on which the merger contemplated by the Agreement and Plan of Merger, dated as of May 10, 1998, among Jefferson Smurfit Corporation, JSC Acquisition Corporation and the Company is consummated or the close of business on December 31, 1998".

          5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

          6. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

          7. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights
Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                         STONE CONTAINER CORPORATION


                         By:  _________________________
                              Name:
                              Title:

Attest


By:  _______________________
     Name:
     Title:


                         FIRST CHICAGO TRUST COMPANY
                         OF NEW YORK



                         By:  _________________________
                              Name:
                              Title:

Attest


By:  _______________________
     Name:
     Title: